Exhibit 99.1

NEWS FOR RELEASE: 4/24/2008, 4pm ET                        CONTACT: Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

                      RAMTRON REPORTS FIRST-QUARTER 2008
                             FINANCIAL RESULTS

               Record product revenue increases 29%, propelled by
                   a 65% increase in integrated product sales

COLORADO SPRINGS, CO - April 24, 2008 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $14.3 million for the first quarter of 2008, 29% higher than the $11.1 million reported for the same quarter of 2007. First quarter product revenue was $13.9 million, 29% higher than product revenue of $10.7 million reported for the same quarter last year.

First-quarter net income was $565,000, or $0.02 per share, compared with a net loss of $202,000, or ($0.01) per share, for the same quarter a year earlier. First-quarter 2008 results include non-cash, stock-based compensation expense of $557,000, and income tax provision of $362,000, which was primarily non-cash. Without these items, first-quarter net income would have been $1.5 million, or $0.05 per share (diluted). Product gross margin for the first quarter of 2008 was 53%, which improved slightly from 51% for the first quarter of 2007.

At the end of 2007, Ramtron recorded a deferred tax asset on its balance sheet that represents the estimated amount of tax loss carry forward the company currently expects to offset with future taxable income. This asset will be reduced by the amount of a non-cash tax provision that will be recorded on the company's income statement on a quarterly basis.

"Our first quarter performance demonstrates the strength of our business model," said Bill Staunton, Ramtron's chief executive officer. "Revenue from products introduced as recently as 2006 and 2007 accounted for roughly 75% of the year-over-year gain. Revenue from products launched last year alone, which resulted from our effort to accelerate the introduction of higher-value integrated and custom devices, accounted for about half of the gain. As these recent product introductions continue to create a larger array of market opportunities, we remain vigilant toward growing our market position and increasing profitability. This disciplined approach to revenue growth is designed to enable us to maximize profitability as we execute our growth strategy.

"For the quarter, relative to our 2008 operating model, sales and marketing expenses were in line, and research and development expenses were slightly lower. Although first quarter general and administrative expenses were a percent higher than our model for the year due to outside fees, we expect these expenses to trend lower throughout the year to bring them in line with our target," Staunton continued.

                                   Page-1

First-Quarter Product Highlights:
--------------------------------

  - Integrated product revenue grew 65% to $2.8 million, or 20% of F-RAM product revenue, during the first quarter of 2008, compared with $1.7 million, or 16% of F-RAM revenue, for the first quarter of 2007.

  - Announced an upgraded FM31x Processor Companion family to include a more efficient trickle charger and a real-time clock (RTC).

  - Introduced the FM3135, a 64-kilobit Processor Companion product that combines the benefits of nonvolatile F-RAM memory with an enhanced real-time clock/calendar (RTC) and integrated 32 kHz watch crystal.

  - The company's 4-megabit FM22L16 was awarded the Product of the Year Award by the electronics trade publication, Electronic Products China.

"We experienced strength in all of our end markets during the quarter, dominated by gains in printer related sales and automotive applications," Staunton added. "Fueling the growth in computing was the ramping of integrated products for printer consumables, which we introduced last year as part of an initiative to expand our market opportunities in that sector. In automotive applications, we continued to deepen our presence as the use of our products in entertainment systems expanded across more models. As an example, our business with Hyundai nearly doubled from the fourth quarter of 2007 alone.

"Our first quarter results mark a strong beginning toward achieving our financial and operational plan for full-year 2008," Staunton concluded. "The combination of growth in revenue from prior year's product introductions, new design wins from both new and existing customers, and expanding market opportunities position us to achieve year-over-year revenue growth of 24% to 28%, and pre-tax income, excluding stock-based compensation expense, of 10% to 12%."

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron First-Quarter 2008 Results Teleconference
April 24, 2008 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, code # 43849324.

                                   Page-2

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. Specific forward-looking statements include statements about Ramtron's expected revenue growth and income for full-year 2008. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron;
our foundry partners' ability to supply increased orders for F-RAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports filed during 2007. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

In this release, the references to first quarter net income and earnings per share excluding stock-based compensation charges and income tax provision are not financial measures as defined by generally accepted accounting principles
(GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance; however, these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

                                   -XXX-
                        (financial statements attached)

                                   Page-3

                      RAMTRON INTERNATIONAL CORPORATION
                      FIRST-QUARTER FINANCIAL HIGHLIGHTS
                    CONSOLIDATED STATEMENTS OF OPERATIONS
             (Amounts in thousands, except per-share amounts)
                                (Unaudited)

                                                      Three Months Ended
                                                  ---------------------------
                                                   March 31,        March 31,
                                                     2008             2007
                                                  ----------       ----------
Revenue:
   Product sales                                    $13,866          $10,713
   License and development fees                         179              179
   Royalties                                            209              196
   Customer sponsored research and development           50               --
                                                    --------         --------
                                                     14,304           11,088
                                                    --------         --------
Costs and expenses:
   Cost of product sales                              6,496            5,257
   Customer sponsored research and development           28               --
   Research and development                           2,894            2,645
   Sales and marketing                                1,938            1,685
   General and administrative                         1,877            1,523
                                                    --------         --------
                                                     13,233           11,110
                                                    --------         --------
Operating income (loss)                               1,071              (22)

Interest expense, other                                 (98)            (155)
Other expense, net                                      (46)              (4)
                                                    --------         --------
Income (loss) before income tax provision               927             (181)
Income tax provision                                   (362)             (21)
                                                    --------         --------
Net income (loss)                                       565             (202)
                                                    ========         ========
Net income (loss) per common share:
    Basic and diluted                               $  0.02          $ (0.01)
                                                    ========         ========
Weighted average common shares outstanding:
    Basic                                            25,695           24,926
                                                    ========         ========
    Diluted                                          27,669           24,926
                                                    ========         ========

                                   Page-4

                         CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)

                                                  March 31,    Dec. 31,
                                                    2008         2007
                                                  ---------    --------
                                                 (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                      $ 6,588      $ 6,828
   Accounts receivable, net                         9,721        9,490
   Deferred income taxes, net                       2,414          286
   Inventories                                      7,175        6,342
   Other current assets                               783          789
                                                  -------      -------
Total current assets                               26,681       23,735

Property, plant and equipment, net                  5,222        4,987
Goodwill, net                                       2,242        2,311
Intangible assets, net                              7,586        7,963
Long term deferred income taxes, net                4,841        7,300
Other assets                                          232          230
                                                  -------      -------
Total assets                                      $46,804      $46,526
                                                  =======      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                 4,498        4,168
   Accrued liabilities                              1,172        2,416
   Deferred revenue                                   850          949
   Current portion of long-term debt                  792        1,040
                                                  -------      -------
Total current liabilities                           7,312        8,573

Long-term deferred revenue                          1,693        1,854
Long-term debt                                      4,880        4,894
                                                  -------      -------
Total liabilities                                  13,885       15,321

Stockholders' equity                               32,919       31,205
                                                  -------      -------
                                                  $46,804      $46,526
                                                  =======      =======

                                   Page-5